Exhibit 99.4
Employment Agreement of Robert C. Larry
          If Sims terminates Mr. Larry’s employment within 12 months after completion of the merger, his employment agreement provides that:
•	Mr. Larry will receive a lump sum payment in an amount equal to two times his then-current annual base salary;

•	he will receive COBRA coverage for a period of 18 months to the extent he is eligible; and

•	he has the option to reduce the amount of his severance payments such that they are not subject to an excise tax.
          In addition, upon completion of the merger, all 45,333 shares of Mr. Larry’s unvested restricted stock will become fully vested.
          On October 10, 2007, Mr. Larry entered into a letter agreement with Sims that will amend his employment agreement upon completion of the merger to provide that:
•	Mr. Larry’s base salary will be $600,000 per year;

•	beginning on July 1, 2008, Mr. Larry will be eligible to receive an annual bonus of up to 100% of his base salary under the Sims Metal Management revised short term incentive plan as determined by the Remuneration Committee of Sims Metal Management consistent with the combined salary and cash bonus earnings potential under his employment agreement;

•	beginning on July 1, 2008, Mr. Larry will be entitled to participate in the Sims Metal Management long term incentive plan for an amount equal to 100% of his base salary, and thereafter to annual grants under the Sims Metal Management long term incentive plan; and

•	he will receive five weeks of vacation per year.
          A copy of the letter agreement between Sims and Mr. Larry is filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part.
          At the request of Sims and by prior agreement with the Metal Management board of directors, Metal Management will pay Mr. Larry his annual bonus for the period ending March 31, 2008 at or before completion of the merger in an amount equal to 100% of his base salary, plus an additional three months of annualized bonus at the same percentage for anticipated performance through June 30, 2008.